Exhibit 99.1

ZUFFA PARENT, LLC

ZUFFA PARENT, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$136,086	$180,574
Accounts receivable (1)	53,060	45,448
Other current assets (2)	56,196	42,278

Total current assets	245,342	268,300

Property, buildings and equipment, net	172,916	175,048
Intangible assets, net	464,157	475,765
Operating lease right-of-use assets	23,207	23,276
Goodwill	2,602,639	2,602,639
Investments	5,153	5,416
Other assets	29,799	30,286

Total assets	$3,543,213	$3,580,730

Liabilities, Redeemable Non-controlling Interests and Members’ Equity
Current liabilities:
Accounts payable	$15,733	$16,842
Accrued liabilities	81,405	108,189
Current portion of long-term debt	22,585	22,683
Current portion of operating lease liabilities	1,951	1,793
Deferred revenue (3)	71,816	71,624
Other current liabilities (4)	16,241	9,048

Total current liabilities	209,731	230,179

Long-term debt, net	2,730,682	2,736,315
Long-term operating lease liabilities	22,626	22,594
Other long-term liabilities (5)	8,684	12,818

Total liabilities	2,971,723	3,001,906

Commitments and contingencies (Note 11)
Redeemable non-controlling interests	10,256	9,908
Members’ equity:
Members’ capital	560,042	568,070
Accumulated other comprehensive income	1,192	846

Total members’ equity	561,234	568,916

Total liabilities, redeemable non-controlling interests and members’ equity	$3,543,213	$3,580,730

(1)	Net of allowance for doubtful accounts of $1,008 and $2,355, respectively, and related party receivables of $107 and $323, respectively
(2)	Including related party receivables of $31,176 and $24,431, respectively, and prepaid contract costs to related party of $345 and $258, respectively
(3)	Including related party accounts of $672 and $672, respectively
(4)	Including related party payables of $9,242 and $7,728, respectively
(5)	Including related party payables of $1,176 and $0, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue (1)	$306,730	$259,619
Operating expenses:
Direct operating costs (2)	89,152	70,575
Selling, general and administrative expenses (3)	56,346	45,505
Depreciation and amortization	15,152	14,959

Total operating expenses	160,650	131,039

Operating income	146,080	128,580
Other expense:
Interest expense, net	(53,908)	(27,798)
Other expense, net	(329)	(154)

Income before income taxes and equity losses of affiliates	91,843	100,628
Provision for income taxes	3,630	4,382

Income before equity losses of affiliates	88,213	96,246
Equity losses of affiliates, net of tax	263	—

Net income	87,950	96,246
Less: Net income attributable to redeemable non-controlling interests	348	388

Net income attributable to Zuffa Parent, LLC	$87,602	$95,858

(1)	Including related party revenue of $4,221 and $2,526, respectively
(2)	Including related party expenses of $4,416 and $3,570, respectively
(3)	Including related party expenses of $6,352 and $6,330, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net income	$87,950	$96,246
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(31)	(537)
Cash flow hedges:
Change in net unrealized gains	453	2,123
Amortization of cash flow hedge fair value to net income	(76)	(76)

Total comprehensive income, net of tax	88,296	97,756
Less: Comprehensive income attributable to redeemable non-controlling interests	348	388

Comprehensive income attributable to Zuffa Parent, LLC	$87,948	$97,368

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

(Unaudited)

	Common Units	Accumulated Other Comprehensive Income/(Loss)	Total Members’ Equity
Balance as of December 31, 2021	$1,251,416	$(2,524)	$1,248,892
Comprehensive income	95,858	1,510	97,368
Accretion of redeemable non-controlling interests	388	—	388
Distributions	(370)	—	(370)
Contributions	6,219	—	6,219

Balance as of March 31, 2022	$1,353,511	$(1,014)	$1,352,497

	Common Units	Accumulated Other Comprehensive Income/(Loss)	Total Members’ Equity
Balance as of December 31, 2022	$568,070	$846	$568,916
Comprehensive income	87,602	346	87,948
Distributions	(101,425)	—	(101,425)
Contributions	5,795	—	5,795

Balance as of March 31, 2023	$560,042	$1,192	$561,234

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating activities
Net income	$87,950	$96,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,152	14,959
Net provision for allowance for doubtful accounts	107	192
Equity losses of affiliates	263	—
Amortization of content costs	3,914	3,196
Amortization and write-off of original issue discount and deferred financing costs	2,588	2,537
Equity-based compensation expense	5,795	6,219
Income taxes	860	1,106
Other, net	(128)	(72)
Changes in operating assets and liabilities:
Accounts receivable	(7,719)	(20,287)
Other current assets	(13,866)	15,617
Other noncurrent assets	(3,143)	(3,615)
Accounts payable and accrued liabilities	(24,724)	(24,575)
Deferred revenue	(3,945)	17,260
Other liabilities	6,595	627

Net cash provided by operating activities	69,699	109,410

Investing activities
Purchase of property and equipment	(4,545)	(1,979)
Capitalized software development costs	(36)	(664)
Proceeds from sale of assets	—	8
Investments in affiliates, net	—	(250)

Net cash used in investing activities	(4,581)	(2,885)

Financing activities
Payments on borrowings	(8,150)	(8,150)
Redemption of profits units	—	(2,877)
Distributions to members	(101,425)	(370)

Net cash used in financing activities	(109,575)	(11,397)

Effects of exchange rate movements on cash	(31)	(537)
(Decrease) increase in cash and cash equivalents	(44,488)	94,591
Cash and cash equivalents, beginning of period	180,574	874,688

Cash and cash equivalents, end of period	$136,086	$969,279

Supplemental disclosures:
Cash paid for interest	$50,495	$26,058
Cash paid for taxes	2,878	3,088
Non-cash investing and financing activities:
Capital expenditures included in current liabilities	$590	$1,307
Accretion of redeemable non-controlling interests	—	(388)
Capital contribution from parent for equity-based compensation	5,795	6,219

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	DESCRIPTION OF BUSINESS

Business and Organization

Zuffa Parent, LLC and its subsidiaries (collectively the “Company”, “Zuffa”, “UFC”, or “we”) is an integrated media and entertainment company, principally engaged in the development, production, sales and marketing of media and consumer products featuring the Ultimate Fighting Championship® (UFC®) and related brands. Zuffa Parent, LLC was formed on July 27, 2016, is headquartered in Las Vegas, Nevada and wholly-owns Zuffa, LLC, which is the operating entity for the Ultimate Fighting Championship.

On August 18, 2016, a buyer group that included Endeavor Operating Company, LLC (“EOC”), affiliates of Silver Lake Partners (“SLP”), affiliates of Kohlberg Kravis Roberts & Co. (“KKR”) and certain other investors (including certain existing owners as rollover investors) (the “buyer group”) acquired 100% of the equity interests of Zuffa, (the “EOC Transaction”). In connection with the acquisition, EOC was deemed to be the accounting acquirer under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) as EOC had a controlling financial interest.

In August 2017, EOC purchased the common equity interests of certain existing shareholders of the Company for $373.7 million, which included EOC exercising its call option to purchase a portion of a rollover seller’s Class B Common Units for $18.8 million. After giving effect to these transactions, EOC’s common ownership interest in the Company was 50.1%.

In May 2021, substantially simultaneous with the closing of Endeavor Group Holdings Inc.’s (“EGH”) initial public offering (the “EGH IPO”), EOC acquired the remaining equity interests in the Company resulting in EOC directly or indirectly owning 100% of the equity interests of Zuffa (the “UFC Buyout”). In addition, prior to the close of the EGH IPO, the holders of UFC profits units received EOC common units or Endeavor Manager LLC common units in exchange for such UFC profits units.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information and should be read in conjunction with the Company’s consolidated financial statements and accompanying footnotes for the year ended December 31, 2022. Certain information and note disclosures normally included in the annual financial statements have been condensed or omitted from these interim financial statements. The interim consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 and 2022 are unaudited; however, in the opinion of management, such interim consolidated financial statements reflect all adjustments, consisting solely of normal and recurring adjustments, necessary for a fair statement of its financial position, results of operations, and cash flows for the interim periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, the allowance for doubtful accounts, content cost amortization and impairment, the fair value of the Company’s reporting unit and the assessment of goodwill, other intangible assets and long-lived assets for impairment, redeemable non-controlling interests, the fair value of equity-based compensation, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

Reference Rate Reform

For the last several years, there has been an ongoing effort amongst regulators, standard setters, financial institutions and other market participants to replace interbank offered rates, including the London Interbank Offered Rate (“LIBOR”), with alternative reference rates. In the U.S., the Alternative Reference Rates Committee has formally recommended forward-looking Secured Overnight Financing Rate (“SOFR”) term rates as the replacement for USD LIBOR, while various other risk-free rates have been selected to replace LIBOR for other currencies. After December 31, 2021, the ICE Benchmark Administration, LIBOR’s administrator, ceased publication of certain LIBOR rates, and the remaining USD LIBOR rates will be published through June 30, 2023.

In connection with the phasing-out of LIBOR, the Company amended its Revolving Credit Facility in April 2023 to replace the LIBOR reference rate with Term SOFR. The Company does not expect this amendment to have a material impact on its consolidated financial statements.

In May 2023, the Company amended its Secured Commercial Loans and associated interest rate swap to replace the LIBOR reference rate with Term SOFR. The Company does not expect this amendment to have a material impact on its consolidated financial statements and expects the interest rate swap will continue to be designated a cash flow hedge.

The Company expects to amend its First Lien Term Loan by no later than June 30, 2023 to replace the LIBOR reference rate with Term SOFR plus a credit spread adjustment. The Company does not expect this amendment, when executed, to have a material impact on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging—Portfolio Layer Method. This ASU clarifies the guidance in ASC 815 on fair value hedge accounting of interest rate risk for portfolios of financial assets, expanding the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and nonprepayable financial assets. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 with no material effect on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions was permitted upon issuance of this update through December 31, 2022. However, in December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848, in order to defer the sunset date of ASC 848 until December 31, 2024. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

3.	REVENUE

Disaggregated Revenue

The following table presents our revenue disaggregated by primary revenue sources (in thousands):

	Three months ended March 31,
	2023	2022
Revenue:
Media Rights and Content	$224,062	$186,702
Live Event (1)	31,390	23,164
Sponsorships	38,057	36,345
Consumer Products Licensing	13,221	13,408

Total Revenue	$306,730	$259,619

(1) - The Company presents taxes assessed by governmental authorities related to ticket revenue on a gross basis when imposed concurrent with a revenue-producing transaction. Such ticket taxes aggregated to $1.2 million and $0.9 million for the three months ended March 31, 2023 and 2022, respectively.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of March 31, 2023 (in thousands). The transaction price related to these future obligations does not include any variable consideration.

Year Ending December 31,
Remainder of 2023	$693,209
2024	857,925
2025	862,156
2026	130,575
2027	95,168
Thereafter	51,932

Total	$2,690,965

Revenue from Prior Period Performance Obligations

The Company recognized a $0.8 million and a $2.0 million net increase of revenue from performance obligations satisfied in prior periods during the three months ended March 31, 2023 and 2022, respectively. The amount recognized from prior period performance obligations reflects changes in estimated sales and usage based pay-per-view and consumer products licensing royalty revenue due to updated information. Additionally, this amount includes incremental revenues earned from performance obligations satisfied in prior periods.

Contract Liabilities (Deferred Revenue)

The Company records deferred revenue when cash payments are received or due in advance of our performance. Our deferred revenue balance primarily relates to advance payments received related to our content distribution rights agreements, our consumer product licensing agreements and our sponsorship arrangements, and our six- and twelve-month memberships for UFC Fight Pass. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the consolidated balance sheets.

The following table presents the Company’s deferred revenue as of March 31, 2023 and December 31, 2022 (in thousands):

Description	As of December 31, 2022	Additions	Deductions	Foreign Exchange	As of March 31, 2023
Deferred revenue – current	$71,624	$211,600	$(211,427)	$19	$71,816
Deferred revenue – noncurrent	$11,060	$—	$(4,137)	$—	$6,923

4.	SUPPLEMENTARY DATA

Allowance for Doubtful Accounts

The changes in the allowance for doubtful accounts are as follows (in thousands):

	As of December 31, 2022	Charged to Costs and Expenses	Deductions	Foreign Exchange	As of March 31, 2023
Three Months Ended March 31, 2023	$2,356	$103	$(1,450)	$—	$1,009

Film and Television Costs

The following table presents the Company’s unamortized content costs (in thousands):

	March 31, 2023	December 31, 2022
Licensed and acquired program rights, net of
accumulated amortization	$20,354	$20,548
Produced programming:
Released, net of accumulated amortization	4,994	5,699
In production	668	557

Total film and television costs	$26,016	$26,804

The Company amortized $3.9 million and $3.2 million of capitalized content costs during the three months ended March 31, 2023 and 2022, respectively. These amounts are included in direct operating costs in the consolidated statements of operations.

Accrued Liabilities

The following is a summary of accrued liabilities (in thousands):

	March 31, 2023	December 31, 2022
Interest	$36,891	$35,502
Operating payables	31,686	41,896
Payroll-related costs	8,904	27,271
Other	3,924	3,520

Total accrued liabilities	$81,405	$108,189

5.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying value of the Company’s goodwill was $2,602.6 million as of March 31, 2023 and December 31, 2022. There were no additions, nor were there any dispositions or impairments to goodwill during the three months ended March 31, 2023 and 2022.

Goodwill as of March 31, 2023 and December 31, 2022 reflects goodwill resulting from the Company’s election to apply pushdown accounting in its separate financial statements to reflect EGH’s new basis of accounting in the Company’s assets and liabilities, including goodwill.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of March 31, 2023 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	$(258,860)	$444,766
Customer relations	4.5	354,510	(339,009)	15,501
Internally developed software	2.9	16.309	(12,419)	3,890

Total intangible assets		$1,074,445	$(610,288)	$464,157

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	$(249,085)	$451,541
Customer relations	4.5	354,510	(337,379)	17,131
Internally developed software	2.9	16,234	(12,141)	4,093

Total intangible assets		$1,074,370	$(598,605)	$475,765

Amortization of intangible assets was $11.7 million and $11.6 million during the three months ended March 31, 2023 and 2022, respectively, which is recognized within depreciation and amortization in the consolidated statements of operations.

6.	INVESTMENTS

Howler Head

The Company has an approximately 7% ownership stake in in Monkey Spirit, LLC, which owns the IP license to distribute Howler Head branded products and beverages (together, “Howler Head”). From the date of the original investment until August 2022, the investment was classified as an equity investment without a readily determinable fair value. In August 2022 the Company received an incremental share of equity in Howler Head. Subsequent to this transaction, the Company determined that it exercised significant influence over the operating and financial policies of Howler Head and as a result the investment was reclassified as an equity method investment. The Company recognized equity losses of $0.3 million for the three months ended March 31, 2023, and the investment balance was $4.0 million and $4.2 million as of March 31, 2023 and December 31, 2022, respectively.

Other Investments

During the three months ended March 31, 2023, the Company recognized equity losses of $0.1 million in its other equity method investments, which had a $0.6 million and $0.7 million balance as of March 31, 2023 and December 31, 2022, respectively. The Company also had investments without a readily determinable fair value of $0.5 million as of March 31, 2023 and December 31, 2022.

7.	DEBT

The following is a summary of outstanding debt (in thousands):

	March 31, 2023	December 31, 2022
Credit Facilities
First Lien Term Loan (due April 2026)	$2,752,017	$2,759,767
Secured Commercial Loans	33,067	33,467

Total principal	2,785,084	2,793,234
Unamortized discount	(10,955)	(11,791)
Unamortized debt issuance cost	(20,862)	(22,445)

Total debt	2,753,267	2,758,998
Less: current portion	(22,585)	(22,683)

Total long-term debt	$2,730,682	$2,736,315

Credit Facilities

As of March 31, 2023 and December 31, 2022, the Company had $2.8 billion outstanding under a credit agreement that was entered into in connection with the acquisition in 2016 (the “Credit Facilities”). The Credit Facilities consist of a first lien secured term loan (the “First Lien Term Loan”) and a secured revolving credit facility in an aggregate principal amount of $205.0 million, letters of credit in an aggregate face amount not in excess of $40.0 million and swingline loans in an aggregate principal amount not in excess of $15.0 million (collectively, the “Revolving Credit Facility”). The Credit Facilities are secured by liens on substantially all of the assets of the Company.

The financial debt covenant of the Credit Facilities did not apply as of March 31, 2023 and December 31, 2022, as the Company’s borrowings outstanding under the Revolving Credit Facility did not exceed thirty-five percent of its capacity.

The Company had $10.0 million and no outstanding letters of credit as of March 31, 2023 and December 31, 2022, respectively.

Secured Commercial Loans

As of March 31, 2023 and December 31, 2022, the Company had $33.1 million and $33.5 million of secured loans outstanding, respectively, which were entered into in October 2018 in order to finance the purchase of a building and its adjacent land (the “Secured Commercial Loans”). The Secured Commercial Loans have identical terms except the $28.0 million Loan Agreement is secured by a deed of trust for the Company’s headquarters building and underlying land in Las Vegas and the $12.0 million Loan Agreement is secured by a deed of trust for the newly acquired building and its adjacent land, also located in Las Vegas.

The Secured Commercial Loans contain a financial covenant that requires the Company to maintain a Debt Service Coverage Ratio of consolidated debt to Adjusted EBITDA as defined in the Loan Agreements of no more than 1.15-to-1 as measured on an annual basis. As of March 31, 2023 and December 31, 2022, the Company was in compliance with its financial debt covenant under the Secured Commercial Loans.

8.	REDEEMABLE NON-CONTROLLING INTEREST

In July 2018, the Company received an investment of $9.7 million by third parties (the “Russia Co-Investors”) in a newly formed subsidiary of the Company (the “Russia Subsidiary”) that was formed to expand the Company’s existing business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this investment provide the Russia Co-Investors with a put option to sell their ownership in the Russia Subsidiary five years and six months after the consummation of the investment. The purchase price of the put option is the greater of the total investment amount, defined as the Russia Co-Investors’ cash contributions less cash distributions, or fair value. As of March 31, 2023 and December 31, 2022, the estimated redemption value was $9.9 million and $9.7 million, respectively.

The changes in carrying value of the redeemable non-controlling interest for the three months ended March 31, 2023 were as follows (in thousands):

Balance – December 31, 2022	$9,908
Net income attributable to non-controlling interests	348
Accretion	—

Balance – March 31, 2023	$10,256

The changes in carrying value of the redeemable non-controlling interest for the three months ended March 31, 2022 were as follows (in thousands):

Balance – December 31, 2021	$9,700
Net income attributable to non-controlling interests	388
Accretion	(388)

Balance – March 31, 2022	$9,700

9.	DERIVATIVE FINANCIAL INSTRUMENTS

In October 2018, the Company entered into a swap for $40.0 million notional effective November 1, 2018 with a termination date of November 1, 2028. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of LIBOR + 1.62%, which totaled 3.97% as of December 31, 2018. The Company entered into this swap to hedge certain of its interest rate risks on its variable rate debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. The Company has designated the interest rate swap as a cash flow hedge, and all changes in fair value are recognized in other comprehensive income until the hedged interest payments affect earnings.

The fair value of the swap is based on commonly quoted monthly LIBOR rates, which are considered observable inputs representing a Level 2 measurement within the fair value hierarchy. The fair value of the swap was $1.1 million and $0.6 million as of March 31, 2023 and December 31, 2022, respectively, and was included in other assets in the consolidated balance sheets. The total change in fair value of the swap’s liability position included in accumulated other comprehensive income was a decrease of $0.5 million and $2.1 million for the three months ended March 31, 2023 and 2022, respectively. The Company reclassified $0.1 million of the increase in fair value into net income during the three months ended March 31, 2023 and 2022, representing the amortization of the cash flow hedge fair value to net income.

10.	INCOME TAXES

The Company is an LLC which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s foreign subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

In accordance with ASC Topic 740, Income Taxes, each interim period is considered integral to the annual period and tax expense is generally determined using an estimate of the annual effective income tax rate (“AETR”). The Company’s tax provision for interim periods is determined using an estimate of its AETR, adjusted for discrete items, if any, that are considered in the relevant period. Each quarter, the Company updates the AETR and, if the estimated effective tax rate changes, a cumulative adjustment is made. In accordance with the authoritative guidance for accounting for income taxes in interim periods, the Company computed its income tax provision for the three months ended March 31, 2023 and 2022 based upon the AETR.

The provision for income taxes for the three months ended March 31, 2023 is $3.6 million based on pretax income of $91.8 million. The provision for income taxes for the three months ended March 31, 2022 was $4.4 million based on pretax income of $100.6 million. The effective tax rate is 3.92% and 4.37% for the three months ended March 31, 2023 and 2022, respectively. The effective tax rate between the periods differs primarily from the amount of year-to-date actual and projected pretax income (loss) for each period, and the amount of such income (loss) that is not subject to tax due to the Company’s tax structure. Any tax balances reflected on the March 31, 2023 balance sheet would be adjusted accordingly to reflect the actual financial results as of December 31, 2023.

Our effective tax rate differs from the U.S. federal statutory rate of 21% primarily due to partnership income not subject to income tax, state and local income taxes, withholding taxes in foreign jurisdictions that are not based on net income and income subject to tax in foreign jurisdictions which differ from the U.S. federal statutory income tax rate and the relative amount of income earned in those jurisdictions.

As of March 31, 2023 and December 31, 2022, the Company had unrecognized tax benefits of $0.9 million and $0.9 million, respectively, for which we are unable to make a reasonable and reliable estimate of the period in which these liabilities will be settled with the respective tax authorities.

In December 2022, the Organization for Economic Co-operation and Development (“OECD”) proposed Global Anti-Base Erosion Rules, which provides for changes to numerous long-standing tax principles including the adoption of a global minimum tax rate of 15% for multinational enterprises (“GloBE rules”). While various jurisdictions are in the process of enacting legislation to adopt GloBE rules, only South Korea and Japan have enacted such legislation. Other countries are expected to adopt GloBE rules in 2023 with effective dates beginning in 2024. Changes in tax laws in the various countries in which the Company operates can negatively impact the Company’s results of operations and financial position in future periods. The Company will continue to monitor legislative and regulatory developments in this area.

11.	COMMITMENTS AND CONTINGENCIES

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, except as otherwise may be discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Zuffa has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California (the “District Court”) between December 2014 and March 2015 by a total of eleven former UFC fighters. The complaints in the five lawsuits are substantially identical. Each alleges that Zuffa violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional MMA bouts and monopolizing the alleged market for elite professional MMA fighters’

services. Plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. On December 14, 2020, the District Court orally indicated its intention to grant plaintiffs’ motion to certify the Bout Class (comprised of fighters who participated in bouts from December 16, 2010 to September 30, 2017) and to deny plaintiffs’ motion to certify the Identity Class (a purported class based upon the alleged expropriation and exploitation of fighter identities). The Company is awaiting the official written order from the judge and assuming he rules as previously indicated, then the Company will seek an appeal of this decision. On June 23, 2021, plaintiffs’ lawyers filed a new case against Zuffa and EGH alleging substantially similar claims but providing for a class period from July 1, 2017 to present. Management believes that the Company has meritorious defenses against the allegations and intends to defend itself vigorously.

The Company is involved in various other legal matters arising in the normal course of business. In the opinion of the Company, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

12.	RELATED PARTY TRANSACTIONS

EGH and its subsidiaries (collectively, the “Group”) provide various services to the Company:

The Company is charged an annual management fee of $25.0 million for services provided by the Group. For the three months ended March 31, 2023 and 2022, the Company incurred management fee charges of $6.3 million and $6.3 million and commissions fees of $0.9 million and $0.5 million, respectively, which are included in selling, general and administrative expenses and direct operating costs, respectively, in the consolidated statements of operations. The Company believes the annual management fee is a reasonable allocation of costs related to representation, executive leadership, back-office and corporate functions and other services provided by the Group. The Company also reimburses the Group for third party costs they incur on the Company’s behalf. There were no reimbursements of such costs during the three months ended March 31, 2023 and 2022, respectively. The Company also receives revenue from the Group for the exhibition of UFC events as well as for other licensing arrangements. The Company recognized $3.4 million and $2.2 million of revenue for these transactions during the three months ended March 31, 2023 and 2022, respectively. Third-party costs of $5.4 million were incurred by the Group on behalf of the Company in connection with the transaction agreement entered into on April 2, 2023 (see note 13). The Company will reimburse the Group for such services. The Company had a net receivable balance of $5.2 million and $10.4 million due from these parties as of March 31, 2023 and December 31, 2022, respectively.

The Company also procured $1.9 million and $1.3 million in production and consulting services from the Group for the three months ended March 31, 2023 and 2022, respectively. The Company had a $1.8 million and $2.6 million payable balance due to these parties as of March 31, 2023 and December 31, 2022, respectively.

The Company uses Endeavor Streaming, a Group company, to manage the video platform and billing for its over-the-top subscription service UFC Fight Pass and digital pay-per-view service UFC.TV. Endeavor Streaming collects revenue paid by the end-user for these products and then remits payment to the Company net of fees on revenue generated using the Endeavor Streaming platform. As of March 31, 2023 and December 31, 2022, the Company had a $10.9 million and $6.2 million receivable from Endeavor Streaming, respectively, which is included in other current assets in the consolidated balance sheets. Additionally, the Company pays Endeavor Streaming fees for revenue generated using Endeavor Streaming’s platform, as well as for work performed in updating and maintaining the video platform. These fees are deferred over the period of the subscription, which ranges from one to twelve months for UFC Fight Pass and are recognized at the time of the live event for UFC.TV. As of March 31, 2023 and December 31, 2022, the Company had $0.3 million in deferred fees and a $0.8 million payable related to such fees, which is included in other current assets and other current liabilities, respectively, in the consolidated balance sheets. The Company recognized $1.6 million and $1.7 million of fees and $0.1 million and $0.1 million of maintenance expenses to Endeavor Streaming during the three months ended March 31, 2023 and 2022, respectively, which is included in direct operating costs and selling, general and administrative expenses, respectively, in the consolidated statements of operations.

The Company has a $2.7 million receivable from Endeavor Streaming for sales tax owed to various taxing authorities in territories where Endeavor Streaming has sold UFC Fight Pass and UFC.TV to its end-users as of March 31, 2023 and December 31, 2022. This receivable is included in other current assets in the Company’s consolidated balance sheets. The Company recorded a corresponding $2.7 million payable to those taxing authorities as of March 31, 2023 and December 31, 2022, which is included in accrued liabilities in the Company’s consolidated balance sheets.

The Company entered into various other transactions with entities affiliated with EGH during the three months ended March 31, 2023 and 2022 throughout the normal course of business. In the aggregate, the Company recognized $0.6 million and $0.4 million in revenues, respectively, and none and $0.1 million in direct operating costs, respectively, from these transactions.

The Company recognized $0.2 million and less than $0.1 million of revenue during the three months ended March 31, 2023 and 2022, respectively, from promotional services provided to its equity method investee, Howler Head, in connection to its equity investment in the entity discussed in Note 7 above. The Company had deferred revenue of $1.8 million and $2.0 million as of March 31, 2023 and December 31, 2022, respectively, related to this arrangement. Additionally the Company had receivables from Howler Head of less than $0.1 million and $0.2 million as of March 31, 2023 and December 31, 2022, respectively, which are related to amounts owed for certain reimbursable expenses incurred during each period.

13.	SUBSEQUENT EVENTS

Subsequent events were evaluated through June 23, 2023, which is the date the consolidated financial statements were issued.

On April 2, 2023, EGH entered into a transaction agreement to form a new publicly traded company (“New PubCo”) with World Wrestling Entertainment, Inc (“WWE”) relating to the combination of the UFC and WWE businesses. Upon close, which is expected in late 2023, (A) EGH and/or its subsidiaries will hold (1) a 51.0% controlling non-economic voting interest in New PubCo and (2) a 51.0% economic interest in an operating subsidiary (“HoldCo”), which will own all of the assets of the UFC and WWE businesses, and (B) the former stockholders of WWE will hold (1) a 49.0% voting interest in New PubCo and (2) a 100.0% economic interest in New PubCo, which will in turn hold a 49.0% economic interest in Holdco.

On April 10, 2023, the Company amended its Revolving Credit Facility to extend its maturity to October 29, 2024. The amendment to the facility also changes the reference rate on the facility from LIBOR to Term SOFR. There were no other material changes to the terms and conditions of the Revolving Credit Facility resulting from this amendment.

The Company concluded that no other events have occurred that would require recognition or disclosure in the consolidated financial statements.